UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2008

COMMERCE ENERGY GROUP, INC.
(Exact Name of registrant as specified in its charter)

Delaware	001-32239	20-0501090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Anton Blvd., Suite 2000 Costa Mesa, California		92626
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 259-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

Sale of Texas Electric Service Contracts

On October 23, 2008, Commerce Energy, Inc. (“Commerce”), a wholly-owned subsidiary of Commerce Energy Group, Inc. (the “Company”), entered into an asset purchase agreement (the “Purchase Agreement”) with Ambit Energy, L.P. (“Ambit”). Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, Commerce agreed to sell to Ambit all of its retail electric service contracts with its customers in Texas, and certain assets related to these contracts. Commerce will retain its business marketing retail electric power and natural gas in all other States in which it currently operates.

The initial purchase price to be paid to Commerce in connection with the transaction shall be $11.2 million with $8.5 million payable in cash at the closing date, which occurred on October 24, 2008, and $2.7 million, to be reduced by customer deposits and adjusted by positive or negative monetary adjustments if the number of active customers transferred deviates by more than 2.5% from 57,588 customers, payable in cash on or before November 24, 2008. In addition, Ambit will assume certain liabilities relating to the assets being sold. Ambit has also agreed to make residual payments to Commerce during a period beginning on the closing date and continuing through December 31, 2010. The residual payments, which are calculated and paid monthly, generally consist of $3.50 for each electric service contract being transferred that has charges invoiced to Ambit that are not past due and are estimated to be approximately $3.6 million.

Commerce and Ambit have made customary representations, warranties and covenants in the Purchase Agreement. Commerce and Ambit have agreed to indemnify each other for breaches of representations, warranties and covenants, and each party’s liability with respect to such indemnification obligations is capped at $1.12 million.

Consummation of the transaction is subject to various closing conditions, including the execution of a transition services agreement and a non-competition agreement. The transition services agreement covers transition services such as billing, customer service and transaction management services, primarily to be provided by Commerce after the closing for additional consideration. Pursuant to the non-competition agreement, for a two-year period after the closing, Commerce shall not, and shall ensure that its affiliates do not, compete in the retail electricity business in the State of Texas, or solicit Ambit’s employees, customers or clients in the State of Texas.

The Company will file on or before October 30, 2008, another Current Report on Form 8-K and disclose under Item 2.01 (Completion of Acquisition of Disposition of Assets) and Item 9.01 (Financial Statements and Exhibits) further information concerning this transaction, including pro forma financial information.

The Twelfth Amendment to the Senior Loan and Security Agreement
On October 23, 2008, the Company, Commerce, Wachovia Capital Finance Corporation (Western), a California corporation, as Agent and Lender (the “Agent”), and Wells Fargo Foothill LLC, as Lender, entered into the Twelfth Amendment to Loan and Security Agreement (the “Amendment”) amending that certain Loan and Security Agreement dated June 8, 2006, as amended (the “Credit Facility”) by and among the Company, Commerce, the Agent and the Lenders. Capitalized terms not otherwise defined have the meaning set forth in the Credit Facility.

Pursuant to the Amendment, the Revolving Loan Limit was reduced to (i) $40,000,000 prior to November 7, 2008, (ii) $32,000,000 from November 7, 2008 through December 2, 2008 and (iii) $22,000,000 from and after December 3, 2008. In addition, the Letter of Credit Limit was reduced to (i) $32,000,000 from November 7, 2008 through December 2, 2008 and (ii) $22,000,000 from and after December 2, 2008.

The limitation on additional Loans from October 7, 2008 through October 19, 2008 was deleted and the Lenders agreed to make Loans in accordance with the Credit Facility until the Trigger Date, provided that in the event the aggregate outstanding amount of Loans and Letter of Credit Obligations exceeds the Borrowing Base,

Loans will only be made if AP Finance, LLC (“AP Finance”) has guaranteed the Obligations and pledged security for the Obligations as collateral in an amount equal to $6,000,000. Pursuant to the Amendment, the aggregate outstanding Loans after the Trigger Date shall be zero, but not including any Overadvance Amount outstanding to the extent Agent has received pledged collateral from AP Finance. The Amendment also permits AP Finance to make additional revolving loans to Commerce of up to $6,000,000 pursuant to its Subordinated Note Agreements.

Pursuant to the Amendment, the Company and Commerce must consummate a sale of assets, such as the sale of the Texas retail electric service contracts to Ambit as described above, and cause to be delivered to Lender net cash proceeds of at least $8,000,000 not later than November 3, 2008 (a “Trigger Sale”). Additionally, upon consummation of the Trigger Sale, any available funds in the Blocked Accounts will be transferred to a Blocked Securities Account and, as of the seventh day following consummation of the Trigger Sale and on each seventh day thereafter an amount of at least $200,000 must be deposited in the Blocked Securities Account and may not be withdrawn without the prior written consent of Agent.

The Amendment also requires the Company and Commerce to maintain an actual aggregate weekly cash receipts in respect of accounts receivable from customers sold in the Trigger Sale in an amount within a range equal to at least 65% to at least 85% of the projected aggregate weekly cash receipts.

The interest rate charged for Prime Rate Loans was increased from 2.25% per annum in excess of the Prime Rate to 4.25% per annum in excess of the Prime Rate and the interest rate charged on Eurodollar Rate Loans was increased from 4.75% per annum in excess of the Adjusted Eurodollar Rate to 6.75% in excess of the Adjusted Eurodollar Rate. In addition, the Letter of Credit Rate was increased from 3.75% per annum to 5.75% per annum if the average daily Excess Availability is less than or equal to $25,000,000 and from 3.50% per annum to 5.50% per annum if the average daily Excess Availability is greater than $25,000,000.

Finally, the Amendment provides for a waiver of existing Events of Default related to the liquidity covenant and arising prior to October 23, 2008 and Commerce agreed to pay an Amendment Fee of $150,000, payable on the earlier to occur of the Trigger Sale or November 4, 2008.

Second Amendment to the Note and Warrant Purchase Agreement

On October 23, 2008, the Company, Commerce and AP Finance, entered into a Second Amendment to Note and Warrant Purchase Agreement (the “AP Note Second Amendment”), amending a Note and Warrant Purchase Agreement dated August 21, 2008, as amended.

Pursuant to the AP Note Second Amendment, AP Finance agreed to guarantee $6,000,000 of Loans under the Credit Facility and to pledge cash collateral as security to support the guaranty. In consideration of such agreement, Commerce and the Company agreed to indemnify AP Finance for any liability, damage or loss sustained in connection with such guarantee and cash collateral pledge.

The AP Note Second Amendment deleted the requirement that Commerce receive a refinancing term sheet by October 30, 2008 and also deleted the liquidity covenant. Finally, the AP Note Second Amendment provides for a waiver of existing Events of Default related to the liquidity covenant arising prior to October 23, 2008, and Commerce and the Company agreed to pay an amendment fee of $300,000, subject to reduction to $150,000 in certain circumstances, payable on December 22, 2008.

Item 7.01          Regulation FD Disclosure.

On October 27, 2008, Commerce Energy Group, Inc. issued a press release announcing that it has completed the sale of its retail electric service contracts with its customers in Texas and entered into the Amendment and the AP Note Second Amendment. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01          Financial Statements and Exhibits.

(d)            Exhibits.
Exhibit No.	Description
99.1	Press release by Commerce Energy Group, Inc. dated October 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Commerce Energy Group, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMERCE ENERGY GROUP, INC., a Delaware corporation

Date: October 27, 2008	By: /s/ C. DOUGLAS MITCHELL
Chief Financial Officer

EXHIBIT INDEX

99.1	Press release by Commerce Energy Group, Inc. dated October 27, 2008.